Exhibit 99

CBS CORPORATION REPORTS SECOND QUARTER 2010 RESULTS

Revenues of $3.3 Billion Up 11%

Adjusted OIBDA of $580 Million Up 46%

Adjusted Diluted EPS of $.25 Up from $.09

Year-to-date Free Cash Flow of $1.15 Billion Up 107%

New York, New York, August 3, 2010 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the second quarter ended June 30, 2010.

“CBS turned in terrific results in the second quarter of 2010,” said Sumner Redstone, Executive Chairman, CBS Corporation.  “We remain focused on all the things that matter most – growing our businesses, enhancing our financial strength and broadening the reach of our industry-leading content – and I have never been more confident in our Company’s prospects.  The operational expertise and financial discipline of Leslie and his management team continue to serve our audiences and shareholders well, and to position CBS as a long-term industry leader.”

“For the second consecutive quarter, CBS delivered double-digit year-over-year revenue and profit growth, significant margin expansion and higher free cash flow,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation.  “With top-line gains in all of our businesses, and a continued vigilance on cost containment, revenues are translating more efficiently into profits.  Meanwhile, our content is thriving:  The network finished another television season in first place, which helped us sell next year’s schedule in a very strong Upfront marketplace at attractive rates.  And during the quarter we extended our sports programming deal with the NCAA in a truly beneficial way.  At the same time, our large-market presence and dramatically improved cost structure make CBS a leading beneficiary of the rebounding local advertising marketplace.  Looking to the second half of 2010, all signs point to ongoing growth and profitability.  The very healthy ad sales pacing we’re seeing today indicates that the recovery is continuing, and we expect a significant lift in political advertising around the November elections.  Going forward, we see continued and sustainable benefits from growth in retransmission consent fees, expanded international distribution of our content and the vastly improved economics of our NCAA deal, for many years to come.  All the while, we’ll keep evolving our business model to meet the increasing demand for top-quality content on all of the leading emerging platforms, which represents a huge opportunity for CBS.”

Second Quarter 2010 Results

Revenues of $3.33 billion for the second quarter of 2010 increased 11% from $3.01 billion for the same quarter last year, reflecting growth at all of the Company’s segments, led by an increase of 17% at Local Broadcasting, 12% at Cable Networks and 10% at Entertainment.  Compared to the same quarter last year, total advertising sales were up 9%, content licensing and distribution revenues were up 19% and affiliate and subscription fees were up 12%.

Adjusted operating income before depreciation and amortization (“OIBDA”) was $580.2 million for the second quarter of 2010, up 46% versus $396.2 million for the same prior-year period, with increases across all of the Company’s segments driven by the revenue growth, partially offset by increased investment in content and higher costs associated with sports programming in the Entertainment segment, including the 2010 NCAA Division I Men’s Basketball Championship.  The adjusted OIBDA margin of 17% for the second quarter of 2010 increased seven percentage points from the first quarter of 2010 and four percentage points from the same prior-year period, driven by significant improvement in Local Broadcasting, Outdoor and Cable Networks.  Adjusted operating income for the second quarter of 2010 increased 74% to $436.7 million from $251.0 million for the same quarter last year.

Adjusted net earnings of $175.2 million for the second quarter of 2010 increased 180% from $62.6 million for the same quarter last year, and adjusted diluted earnings per share of $.25 increased 178% from $.09.

Adjusted results for the second quarter of 2010 exclude a pre-tax loss of $40.3 million on early extinguishment of debt and restructuring charges of $1.7 million.  Adjusted results for the second quarter of 2009 exclude a pre-tax loss of $30.5 million on early extinguishment of debt, restructuring charges of $8.8 million and a $23.3 million reduction of deferred tax assets associated with stock-based compensation. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Reported OIBDA for the second quarter of 2010 increased 49% to $578.5 million from $387.4 million for the same quarter last year, and reported operating income increased 80% to $435.0 million from $242.2 million.  Reported net earnings were $150.1 million, or $.22 per diluted share, for the second quarter of 2010 versus $15.4 million, or $.02 per diluted share, for the same time last year.

Free cash flow for the second quarter of 2010 increased 40% to $491.5 million from $351.7 million for the same prior-year period, principally reflecting higher OIBDA partially offset by the timing of interest payments.

First Half 2010 Results

Revenues of $6.86 billion for the first half of 2010 increased 11% from the same prior-year period, led by an increase of 18% at Local Broadcasting, 13% at Entertainment, 10% at Cable Networks and 4% at Outdoor. Total advertising sales were up 13% in the first half of 2010, which included the 2010 telecast of Super Bowl XLIV on the CBS Television Network; affiliate and subscription fees were up 12%; and content licensing and distribution revenues were up 8%.

Adjusted OIBDA was $931.5 million for the first half of 2010, up 44% versus $646.8 million for the same prior-year period, with increases across all of the Company’s segments, driven by the aforementioned revenue growth, partially offset by increased investment in content and higher sports programming costs, largely attributable to Super Bowl XLIV and the 2010 NCAA Division I Men’s Basketball Championship.  Adjusted operating income for the first half of 2010 increased 80% to $647.2 million from $359.3 million for the same time last year.

Adjusted net earnings of $208.1 million for the first half of 2010 increased $182.0 million from $26.1 million for the same prior-year period, and adjusted diluted earnings per share were $.30, up from $.04.

Adjusted results exclude restructuring charges of $58.8 million for the first half of 2010 and $9.6 million for the first half of 2009; pre-tax losses on early extinguishment of debt of $37.9 million for the first half of 2010 and $29.8 million for the same prior-year period; and discrete tax items totaling $25.9 million for the first half of 2010 and $42.1 million for the same period in 2009.  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

Reported OIBDA for the first half of 2010 increased 37% to $872.7 million from $637.2 million for the same prior-year period and reported operating income increased 68% to $588.4 million from $349.7 million.  Reported net earnings were $123.9 million, or $.18 per diluted share, for the first half of 2010 versus a net loss of $39.9 million, or a loss of $.06 per diluted share, for the same period last year.

Free cash flow for the first half of 2010 increased 107% to $1.15 billion from $556.0 million for the same prior-year period, principally reflecting higher advertising sales, the timing of tax payments and lower payments for capital expenditures.

Balance Sheet and Liquidity

During the first half of the year, the Company reduced its outstanding debt by $840.2 million, through a $400.0 million reduction to the accounts receivable securitization program and the repurchase and early redemption of $940.2 million of debt principally due between 2010 and 2012, using cash on hand and proceeds from the second quarter issuance of $500.0 million of senior notes due in 2020. Taken together, these actions extended the maturity of the Company’s debt and are expected to result in annualized net interest expense savings of approximately $40 million.  At June 30, 2010, the Company’s cash balance was $838.1 million, an increase of $121.4 million from $716.7 million at December 31, 2009.

Consolidated and Segment Results

The tables below present the Company’s revenues by segment and type and its adjusted OIBDA and adjusted operating income by segment for the three and six months ended June 30, 2010 and 2009 (dollars in millions).  Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues by Segment	2010	2009	2010	2009
Entertainment	$1,671.7	$1,515.5	$3,753.2	$3,333.1
Cable Networks	368.8	328.4	736.8	669.0
Publishing	189.7	181.4	341.4	343.1
Content Group	2,230.2	2,025.3	4,831.4	4,345.2
Local Broadcasting	678.2	579.5	1,283.7	1,089.9
Outdoor	456.3	434.1	848.5	814.0
Local Group	1,134.5	1,013.6	2,132.2	1,903.9
Eliminations	(33.7)	(32.6)	(101.7)	(82.9)
Total Revenues	$3,331.0	$3,006.3	$6,861.9	$6,166.2

		Three Months Ended June 30,		Six Months Ended June 30,
Revenues by Type	2010	2009	2010	2009
Advertising	$2,157.0	$1,986.3	$4,538.4	$4,014.7
Content licensing and distribution	733.7	614.0	1,447.3	1,344.4
Affiliate and subscription fees	381.4	340.8	764.0	684.1
Other	58.9	65.2	112.2	123.0
Total Revenues	$3,331.0	$3,006.3	$6,861.9	$6,166.2

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted OIBDA	2010	2009	2010	2009
Entertainment	$222.6	$208.9	$367.4	$360.0
Cable Networks	129.3	96.9	230.2	180.3
Publishing	16.9	10.3	20.5	10.4
Content Group	368.8	316.1	618.1	550.7
Local Broadcasting	214.0	105.3	348.0	159.4
Outdoor	78.7	44.7	110.9	70.6
Local Group	292.7	150.0	458.9	230.0
Corporate	(55.9)	(34.7)	(94.6)	(63.2)
Residual costs	(26.2)	(35.9)	(52.5)	(71.9)
Eliminations	.8	.7	1.6	1.2
Adjusted OIBDA	580.2	396.2	931.5	646.8
Restructuring charges	(1.7)	(8.8)	(58.8)	(9.6)
Total OIBDA	$578.5	$387.4	$872.7	$637.2

	Three Months Ended June 30,		Six Months Ended June 30,
Adjusted Operating Income (Loss)	2010	2009	2010	2009
Entertainment	$181.2	$165.1	$284.7	$272.1
Cable Networks	123.7	91.0	218.9	168.4
Publishing	15.2	8.3	17.2	6.2
Content Group	320.1	264.4	520.8	446.7
Local Broadcasting	189.6	83.6	299.2	115.5
Outdoor	13.5	(22.3)	(17.2)	(59.7)
Local Group	203.1	61.3	282.0	55.8
Corporate	(61.1)	(39.5)	(104.7)	(72.5)
Residual costs	(26.2)	(35.9)	(52.5)	(71.9)
Eliminations	.8	.7	1.6	1.2
Adjusted Operating Income	436.7	251.0	647.2	359.3
Restructuring charges	(1.7)	(8.8)	(58.8)	(9.6)
Total Operating Income	$435.0	$242.2	$588.4	$349.7

Entertainment (CBS Television Network, CBS Television Studios, CBS Studios International, CBS Television Distribution, CBS Films and CBS Interactive)

Entertainment revenues for the second quarter of 2010 increased 10% to $1.67 billion from $1.52 billion for the same prior-year period reflecting a 12% increase in revenues from the licensing and distribution of television programming, primarily due to higher international syndication sales, including the CSI: franchise, NCIS: Los Angeles and The Good Wife. Revenue growth also reflects 5% higher Network advertising revenues, driven by increases in primetime and sports, including the Final Four of the 2010 NCAA Division I Men’s Basketball Championship, the addition of theatrical revenues in 2010 and 22% growth in CBS Interactive display advertising.

Entertainment adjusted OIBDA for the second quarter of 2010 increased 7% to $222.6 million from $208.9 million, with the revenue growth partially offset by increased investment in content and higher programming costs associated with sporting events such as the 2010 NCAA Division I Men’s Basketball Championship.  Adjusted OIBDA excludes restructuring charges of $.1 million for the second quarter of 2010 and a $.6 million reversal of restructuring charges for the second quarter of 2009.

Cable Networks (Showtime Networks, Smithsonian Networks and CBS College Sports Network)

Cable Networks revenues for the second quarter of 2010 increased 12% to $368.8 million from $328.4 million for the same prior-year period due to rate increases and subscription growth at both Showtime Networks and CBS College Sports Network, as well as higher home entertainment revenues from sales of Showtime original series, including Dexter and The Tudors.  Showtime Networks (which includes Showtime, The Movie Channel and Flix) subscriptions totaled 63.5 million as of June 30, 2010, up by 5.1 million, or 9%, from the same time last year, reflecting increased direct broadcast satellite and telephone company subscriptions.  CBS College Sports Network subscriptions of 36.0 million were up by 5.6 million, or 18%, resulting from increased carriage across all platforms and launches on additional multi-system operators.  Smithsonian Networks subscriptions totaled 5.3 million, up by 1.1 million, or 26%.

Cable Networks OIBDA for the second quarter of 2010 increased 33% to $129.3 million from $96.9 million, primarily due to the revenue growth and lower costs for theatrical programming, partially offset by an increased investment in original series.  The OIBDA margin of 35% for the second quarter of 2010 increased by five percentage points from the same prior-year period.

Publishing (Simon & Schuster)

Publishing revenues for the second quarter of 2010 increased 5% to $189.7 million from $181.4 million for the same prior-year period, reflecting growth in digital content sales and the strength of best-selling titles in the second quarter of 2010, including Spoken from the Heart by Laura Bush and Women Food and God by Geneen Roth.

Publishing adjusted OIBDA for the second quarter of 2010 increased 64% to $16.9 million from $10.3 million, reflecting higher revenues and the impact of cost containment measures.  Adjusted OIBDA excludes restructuring charges of $.2 million for the second quarter of 2010 and $2.2 million for the same prior-year period.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the second quarter of 2010 increased 17% to $678.2 million from $579.5 million for the same prior-year period, primarily driven by 17% growth in advertising sales.  CBS Television Stations revenues increased 31% to $337.9 million from $257.9 million due to the improved advertising marketplace across many key categories, including automotive and financial services, and higher political advertising sales.  CBS Radio revenues increased 6% to $340.9 million from $322.0 million for the same prior-year period, and revenues from the ten largest radio markets increased 10%, also reflecting the improved advertising marketplace.

Local Broadcasting OIBDA for the second quarter of 2010 more than doubled to $214.0 million from adjusted OIBDA of $105.3 million for the same prior year period, primarily due to the revenue growth and cost containment.  Adjusted OIBDA for the second quarter of 2009 included a charge of $14.0 million to write-down programming inventory to its net realizable value.  The OIBDA margin of 32% for the second quarter of 2010 was up 14 percentage points from last year’s second quarter adjusted OIBDA margin. Adjusted OIBDA for the second quarter of 2009 excludes restructuring charges of $4.7 million.

Outdoor (CBS Outdoor)

Outdoor revenues for the second quarter of 2010 increased 5% to $456.3 million from $434.1 million for the same prior-year period as outdoor advertising began to benefit from the improved advertising marketplace. In constant dollars, Outdoor revenues increased 6%, led by increases of 9% and 14% in the United States and United Kingdom, respectively. Americas revenues for the second quarter of 2010 increased 6% in constant dollars from the same period last year, driven by growth in the U.S. displays business.  Europe revenues increased 5% in constant dollars, reflecting growth in the United Kingdom, Holland and Italy.

Outdoor adjusted OIBDA for the second quarter of 2010 increased 76% to $78.7 million from $44.7 million for the same prior-year period due to the revenue growth, as well as lower transit and billboard maintenance and lower display costs resulting from expense reduction initiatives.  Adjusted OIBDA excludes restructuring charges of $1.4 million for the second quarter of 2010 and $2.5 million for the same prior-year period.

About CBS Corporation

CBS Corporation is a mass media company with constituent parts that reach back to the beginnings of the broadcast industry, as well as newer businesses that operate on the leading edge of the media industry. The Company, through its many and varied operations, combines broad reach with well-positioned local businesses, all of which provide it with an extensive distribution network by which it serves audiences and advertisers in all 50 states and key international markets. It has operations in virtually every field of media and entertainment, including broadcast television (CBS and The CW – a joint venture between CBS Corporation and Warner Bros. Entertainment), cable television (Showtime Networks, Smithsonian Networks and CBS College Sports Network), local television (CBS Television Stations), television production and syndication (CBS Television Studios, CBS Studios International and CBS Television Distribution), radio (CBS Radio), advertising on out-of-home media (CBS Outdoor), publishing (Simon & Schuster), interactive media (CBS Interactive), music (CBS Records), licensing and merchandising (CBS Consumer Products), video/DVD (CBS Home Entertainment), motion pictures (CBS Films) and sustainable media (EcoMedia).  For more information, log on to www.cbscorporation.com.

Cautionary Statement Concerning Forward-looking Statements

This news release contains both historical and forward-looking statements.  All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934.  These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events.  Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements.  These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products, the impact of the consolidation in the market for the Company’s programming; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks.  The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Executive Vice President, Corporate Communications	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Senior Vice President, Corporate Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

Andrea Prochniak
Vice President, Corporate Communications
(212) 975-1942
andrea.prochniak@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited; all amounts, except per share amounts, are in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Revenues	$3,331.0	$3,006.3	$6,861.9	$6,166.2

Operating income	435.0	242.2	588.4	349.7

Interest expense	(133.6)	(133.9)	(271.6)	(267.1)
Interest income	1.1	1.1	2.2	2.7
Loss on early extinguishment of debt	(40.3)	(30.5)	(37.9)	(29.8)
Other items, net	(13.6)	(3.5)	(26.7)	(15.4)
Earnings before income taxes	248.6	75.4	254.4	40.1

Provision for income taxes	(91.7)	(56.9)	(112.7)	(65.7)
Equity in loss of investee companies, net of tax	(6.8)	(3.1)	(17.8)	(14.3)
Net earnings (loss)	$150.1	$15.4	$123.9	$(39.9)

Basic and diluted net earnings (loss) per common share	$.22	$.02	$.18	$(.06)

Weighted average number of common shares outstanding
Basic	679.1	673.4	677.7	672.5
Diluted	693.4	680.2	692.8	672.5

Dividends per common share	$.05	$.05	$.10	$.10

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

(Unaudited; Dollars in millions)

	At	At
	June 30, 2010	December 31, 2009

Assets

Cash and cash equivalents	$838.1	$716.7
Receivables, net	2,895.6	2,900.2
Programming and other inventory	496.8	1,085.0
Prepaid expenses and other current assets	1,011.0	935.0
Total current assets	5,241.5	5,636.9
Property and equipment	4,954.1	4,998.0
Less accumulated depreciation and amortization	2,238.7	2,139.3
Net property and equipment	2,715.4	2,858.7
Programming and other inventory	1,296.2	1,464.2
Goodwill	8,660.1	8,667.5
Intangible assets	6,682.0	6,753.7
Other assets	1,419.0	1,581.0
Total Assets	$26,014.2	$26,962.0

Liabilities and Stockholders’ Equity

Accounts payable	$332.7	$436.4
Participants’ share and royalties payable	1,046.4	955.0
Program rights	626.7	729.2
Current portion of long-term debt	26.1	443.6
Accrued expenses and other current liabilities	1,875.8	2,182.3
Total current liabilities	3,907.7	4,746.5
Long-term debt	6,515.9	6,553.3
Other liabilities	6,407.6	6,642.8
Stockholders’ equity	9,183.0	9,019.4
Total Liabilities and Stockholders’ Equity	$26,014.2	$26,962.0

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited; Dollars in millions)

	Six Months Ended
	June 30,
	2010	2009

Operating Activities:
Net earnings (loss)	$123.9	$(39.9)
Adjustments to reconcile net earnings (loss) to net cash flow provided by operating activities:
Depreciation and amortization	284.3	287.5
Stock-based compensation	69.6	66.8
Loss on early extinguishment of debt	37.9	29.8
Equity in loss of investee companies, net of tax and distributions	17.9	15.8
Decrease to accounts receivable securitization program	—	(300.0)
Change in assets and liabilities, net of effects of acquisitions	717.4	335.3
Net cash flow provided by operating activities	1,251.0	395.3
Investing Activities:
Acquisitions, net of cash acquired	(7.9)	(9.3)
Capital expenditures	(99.7)	(139.3)
Investments in and advances to investee companies	(41.2)	(23.7)
Purchases of marketable securities	—	(35.6)
Proceeds from dispositions	1.6	22.5
Other investing activities	(.1)	(.4)
Net cash flow used for investing activities	(147.3)	(185.8)
Financing Activities:
Repayments to banks, including commercial paper, net	—	(2.3)
Proceeds from issuance of senior notes	496.9	974.4
Repayment of notes and debentures	(976.1)	(1,007.5)
Payment of capital lease obligations	(8.1)	(7.7)
Dividends	(73.7)	(228.6)
Purchase of Company common stock	(35.6)	(16.5)
Proceeds from exercise of stock options	2.7	—
Excess tax benefit from stock-based compensation	12.0	.7
Decrease to accounts receivable securitization program	(400.0)	—
Other financing activities	(.4)	—
Net cash flow used for financing activities	(982.3)	(287.5)
Net increase (decrease) in cash and cash equivalents	121.4	(78.0)
Cash and cash equivalents at beginning of period	716.7	419.5
Cash and cash equivalents at end of period	$838.1	$341.5

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; Dollars in millions)

Adjusted Operating Income (Loss) Before Depreciation and Amortization and Adjusted Operating Income (Loss)

The following tables set forth the Company’s adjusted Operating Income (Loss) Before Depreciation and Amortization (“OIBDA”) and adjusted Operating Income (Loss) for the three and six months ended June 30, 2010 and 2009.  The Company defines OIBDA as net earnings (loss) adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Equity in loss of investee companies, net of tax; Provision for income taxes; Other items, net; Loss on early extinguishment of debt; Interest income; Interest expense; and Depreciation and amortization. The Company defines “Adjusted OIBDA” as OIBDA before restructuring charges and “Adjusted Operating Income” as Operating Income before restructuring charges.

The Company uses Adjusted OIBDA and Adjusted Operating Income, among other things, to evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel, and these measures are among the primary measures used by management for planning and forecasting of future periods.  These measures are important indicators of the Company’s operational strength and performance of its business because they provide a link between profitability and operating cash flow.  The Company believes the presentation of these measures is relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve their ability to understand the Company’s operating performance and make it easier to compare the Company’s results with other companies that have different financing and capital structures or tax rates.  In addition, these measures are among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

Since Adjusted OIBDA and Adjusted Operating Income are not measures of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), they should not be considered in isolation of, or as a substitute for, net earnings (loss) as an indicator of operating performance.  OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, this measure does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs.  As Adjusted OIBDA and Adjusted Operating Income exclude certain financial information compared with net earnings (loss), the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.  The Company provides the following reconciliations of Adjusted OIBDA and Adjusted Operating Income to net earnings (loss) for each segment to such segment’s operating income (loss), the most directly comparable amounts reported under GAAP.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Three Months Ended June 30, 2010
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$222.6	$(41.4)	$181.2	$(.1)	$181.1
Cable Networks	129.3	(5.6)	123.7	—	123.7
Publishing	16.9	(1.7)	15.2	(.2)	15.0
Content Group	368.8	(48.7)	320.1	(.3)	319.8
Local Broadcasting	214.0	(24.4)	189.6	—	189.6
Outdoor	78.7	(65.2)	13.5	(1.4)	12.1
Local Group	292.7	(89.6)	203.1	(1.4)	201.7
Corporate	(55.9)	(5.2)	(61.1)	—	(61.1)
Residual costs	(26.2)	—	(26.2)	—	(26.2)
Eliminations	.8	—	.8	—	.8
Total	$580.2	$(143.5)	$436.7	$(1.7)	$435.0

Three Months Ended June 30, 2009
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$208.9	$(43.8)	$165.1	$.6	$165.7
Cable Networks	96.9	(5.9)	91.0	—	91.0
Publishing	10.3	(2.0)	8.3	(2.2)	6.1
Content Group	316.1	(51.7)	264.4	(1.6)	262.8
Local Broadcasting	105.3	(21.7)	83.6	(4.7)	78.9
Outdoor	44.7	(67.0)	(22.3)	(2.5)	(24.8)
Local Group	150.0	(88.7)	61.3	(7.2)	54.1
Corporate	(34.7)	(4.8)	(39.5)	—	(39.5)
Residual costs	(35.9)	—	(35.9)	—	(35.9)
Eliminations	.7	—	.7	—	.7
Total	$396.2	$(145.2)	$251.0	$(8.8)	$242.2

	Three Months Ended June 30,
	2010	2009
Adjusted OIBDA	$580.2	$396.2
Restructuring charges	(1.7)	(8.8)
Total OIBDA	578.5	387.4
Depreciation and amortization	(143.5)	(145.2)
Operating income	435.0	242.2
Interest expense	(133.6)	(133.9)
Interest income	1.1	1.1
Loss on early extinguishment of debt	(40.3)	(30.5)
Other items, net	(13.6)	(3.5)
Earnings before income taxes	248.6	75.4
Provision for income taxes	(91.7)	(56.9)
Equity in loss of investee companies, net of tax	(6.8)	(3.1)
Net earnings	$150.1	$15.4

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Six Months Ended June 30, 2010
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$367.4	$(82.7)	$284.7	$(10.4)	$274.3
Cable Networks	230.2	(11.3)	218.9	—	218.9
Publishing	20.5	(3.3)	17.2	(1.7)	15.5
Content Group	618.1	(97.3)	520.8	(12.1)	508.7
Local Broadcasting	348.0	(48.8)	299.2	(25.2)	274.0
Outdoor	110.9	(128.1)	(17.2)	(21.5)	(38.7)
Local Group	458.9	(176.9)	282.0	(46.7)	235.3
Corporate	(94.6)	(10.1)	(104.7)	—	(104.7)
Residual costs	(52.5)	—	(52.5)	—	(52.5)
Eliminations	1.6	—	1.6	—	1.6
Total	$931.5	$(284.3)	$647.2	$(58.8)	$588.4

Six Months Ended June 30, 2009
	Adjusted OIBDA	Depreciation and Amortization	Adjusted Operating Income (Loss)	Restructuring Charges	Operating Income (Loss)
Entertainment	$360.0	$(87.9)	$272.1	$.6	$272.7
Cable Networks	180.3	(11.9)	168.4	—	168.4
Publishing	10.4	(4.2)	6.2	(2.2)	4.0
Content Group	550.7	(104.0)	446.7	(1.6)	445.1
Local Broadcasting	159.4	(43.9)	115.5	(4.7)	110.8
Outdoor	70.6	(130.3)	(59.7)	(3.3)	(63.0)
Local Group	230.0	(174.2)	55.8	(8.0)	47.8
Corporate	(63.2)	(9.3)	(72.5)	—	(72.5)
Residual costs	(71.9)	—	(71.9)	—	(71.9)
Eliminations	1.2	—	1.2	—	1.2
Total	$646.8	$(287.5)	$359.3	$(9.6)	$349.7

	Six Months Ended June 30,
	2010	2009
Adjusted OIBDA	$931.5	$646.8
Restructuring charges	(58.8)	(9.6)
Total OIBDA	872.7	637.2
Depreciation and amortization	(284.3)	(287.5)
Operating income	588.4	349.7
Interest expense	(271.6)	(267.1)
Interest income	2.2	2.7
Loss on early extinguishment of debt	(37.9)	(29.8)
Other items, net	(26.7)	(15.4)
Earnings before income taxes	254.4	40.1
Provision for income taxes	(112.7)	(65.7)
Equity in loss of investee companies, net of tax	(17.8)	(14.3)
Net earnings (loss)	$123.9	$(39.9)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; Dollars in millions)

Free Cash Flow

Free cash flow reflects the Company’s net cash flow provided by (used for) operating activities before increases and decreases to the accounts receivable securitization program and less capital expenditures.  The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

The Company’s calculation of free cash flow for 2009 does not include increases and decreases to the accounts receivable securitization program because the Company does not consider the cash flow from this program to be indicative of the cash generated by the underlying operating performance of the Company.  Accordingly, the Company considers its decision to increase or decrease its accounts receivable securitization program a financing decision.  In 2010, as a result of the adoption of amended Financial Accounting Standards Board guidance on accounting for transfers of financial assets, increases and decreases to the accounts receivable securitization program are reflected as financing activities on the Consolidated Statement of Cash Flows.  Under the previous guidance these changes were reflected as operating activities.  Also, the Company’s calculation of free cash flow includes capital expenditures since investment in capital expenditures is a use of cash that is directly related to the Company’s operations.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations and fund ongoing operations and working capital needs.  As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value.  It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance.  The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management.  Free cash flow is one of several components of incentive compensation targets for certain management personnel.  In addition, free cash flow is also a primary measure used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance.  Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.  In addition, free cash flow as a measure of liquidity has certain limitations, and does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs.  When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net cash flow provided by operating activities	$550.3	$416.8	$1,251.0	$395.3
Exclude: Decrease to accounts receivable securitization program	—	—	—	300.0
Capital expenditures	(58.8)	(65.1)	(99.7)	(139.3)
Free cash flow	$491.5	$351.7	$1,151.3	$556.0

The following table presents a summary of the Company’s cash flows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Net cash flow provided by operating activities	$550.3	$416.8	$1,251.0	$395.3
Net cash flow used for investing activities	$(73.7)	$(78.1)	$(147.3)	$(185.8)
Net cash flow used for financing activities	$(511.2)	$(236.8)	$(982.3)	$(287.5)

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

2010 and 2009 Adjusted Results

The following tables reconcile financial measures excluding restructuring charges, pre-tax losses on early extinguishment of debt and discrete tax items to the reported measures included in this earnings release.  The Company believes that adjusting its financial results for the impact of these items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management and provides a clearer perspective on the current underlying performance of the Company, and adjusting each period’s results on the same basis makes it easier to compare the Company’s year-over-year results.

	Three Months Ended June 30, 2010
	2010 Reported	Restructuring Charges	Extinguishment of Debt	Tax Items	2010 Adjusted
Revenues	$3,331.0	$—	$—	$—	$3,331.0
OIBDA	578.5	1.7	—	—	580.2
OIBDA margin	17.4%				17.4%

Operating income	435.0	1.7	—	—	436.7
Interest expense	(133.6)	—	—	—	(133.6)
Interest income	1.1	—	—	—	1.1
Loss on early extinguishment of debt	(40.3)	—	40.3	—	—
Other items, net	(13.6)	—	—	—	(13.6)
Earnings before income taxes	248.6	1.7	40.3	—	290.6
Provision for income taxes	(91.7)	(.7)	(16.2)	—	(108.6)
Effective income tax rate	36.9%				37.4%

Equity in loss of investee companies, net of tax	(6.8)	—	—	—	(6.8)
Net earnings	$150.1	$1.0	$24.1	$—	$175.2
Diluted EPS	$.22	$—	$.03	$—	$.25
Diluted weighted average number of common shares outstanding	693.4				693.4

	Three Months Ended June 30, 2009
	2009 Reported	Restructuring Charges	Extinguishment of Debt	Tax Items(a)	2009 Adjusted
Revenues	$3,006.3	$—	$—	$—	$3,006.3
OIBDA	387.4	8.8	—	—	396.2
OIBDA margin	12.9%				13.2%

Operating income	242.2	8.8	—	—	251.0
Interest expense	(133.9)	—	—	—	(133.9)
Interest income	1.1	—	—	—	1.1
Loss on early extinguishment of debt	(30.5)	—	30.5	—	—
Other items, net	(3.5)	—	—	—	(3.5)
Earnings before income taxes	75.4	8.8	30.5	—	114.7
Provision for income taxes	(56.9)	(3.6)	(11.8)	23.3	(49.0)
Effective income tax rate	75.5%				42.7%

Equity in loss of investee companies, net of tax	(3.1)	—	—	—	(3.1)
Net earnings	$15.4	$5.2	$18.7	$23.3	$62.6
Diluted EPS	$.02	$.01	$.03	$.03	$.09
Diluted weighted average number of common shares outstanding	680.2				680.2

a)               A charge to income tax expense for the reduction of deferred tax assets associated with stock-based compensation.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; all amounts, except per share amounts, are in millions)

	Six Months Ended June 30, 2010
	2010 Reported	Restructuring Charges(a)	Extinguishment of Debt	Tax Items (b)	2010 Adjusted
Revenues	$6,861.9	$—	$—	$—	$6,861.9
OIBDA	872.7	58.8	—	—	931.5
OIBDA margin	12.7%				13.6%

Operating income	588.4	58.8	—	—	647.2
Interest expense	(271.6)	—	—	—	(271.6)
Interest income	2.2	—	—	—	2.2
Loss on early extinguishment of debt	(37.9)	—	37.9	—	—
Other items, net	(26.7)	—	—	—	(26.7)
Earnings before income taxes	254.4	58.8	37.9	—	351.1
Provision for income taxes	(112.7)	(23.2)	(15.2)	25.9	(125.2)
Effective income tax rate	44.3%				35.7%

Equity in loss of investee companies, net of tax	(17.8)	—	—	—	(17.8)
Net earnings	$123.9	$35.6	$22.7	$25.9	$208.1
Diluted EPS	$.18	$.05	$.03	$.04	$.30
Diluted weighted average number of common shares outstanding	692.8				692.8

	Six Months Ended June 30, 2009
	2009 Reported	Restructuring Charges(c)	Extinguishment of Debt	Tax Items(d)	2009 Adjusted
Revenues	$6,166.2	$—	$—	$—	$6,166.2
OIBDA	637.2	9.6	—	—	646.8
OIBDA margin	10.3%				10.5%

Operating income	349.7	9.6	—	—	359.3
Interest expense	(267.1)	—	—	—	(267.1)
Interest income	2.7	—	—	—	2.7
Loss on early extinguishment of debt	(29.8)	—	29.8	—	—
Other items, net	(15.4)	—	—	—	(15.4)
Earnings before income taxes	40.1	9.6	29.8	—	79.5
Provision for income taxes	(65.7)	(3.9)	(11.6)	42.1	(39.1)
Effective income tax rate	163.8%				49.2%

Equity in loss of investee companies, net of tax	(14.3)	—	—	—	(14.3)
Net earnings (loss)	$(39.9)	$5.7	$18.2	$42.1	$26.1
Diluted EPS	$(.06)	$.01	$.03	$.06	$.04
Diluted weighted average number of common shares outstanding	672.5				678.2

a)               Restructuring charges at Entertainment, Publishing, Local Broadcasting and Outdoor primarily reflecting severance costs associated with the elimination of positions and contract terminations.

b)              Comprising a $62.2 million reduction of deferred tax assets associated with the 2010 Patient Protection and Affordable Care Act, partially offset by a $26.4 million reversal of previously established deferred tax liabilities and a $9.9 million tax benefit from the settlements of income tax audits.

c)               Restructuring charges principally at Publishing, Local Broadcasting and Outdoor primarily reflecting severance costs associated with the elimination of positions and contract terminations.

d)              A charge to income tax expense for the reduction of deferred tax assets associated with stock-based compensation.